Exhibit 23.4

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-3 and related Prospectus of Collins & Aikman Corporation for the shelf registration of common stock, preferred stock and unsecured debt and Collins & Aikman Products Company for the shelf registration of unsecured debt of our report dated August 24, 2001 with respect to the consolidated financial statements of the Trim Division of Textron Automotive Company ("TAC-Trim") included in Collins & Aikman Corporation's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2002 (as amended on January 14, 2002).


/s/ Ernst & Young LLP

Toledo, Ohio
April 12, 2002